Exhibit 99.1

WQN, Inc. Hires Shelton as its Investor Relations Agency

DALLAS, March 3, 2005 — WQN, Inc. (Nasdaq: WQNI), a leading provider of international long distance telephony services utilizing Voice over Internet Protocol (VoIP), today announced it has hired Shelton for strategic investor relations counsel.

Shelton is a Dallas-based full service communications agency with over ten years of experience working with both public and private companies in the high-technology sector. The Shelton Investor Relations team provides all aspects of IR strategic counsel designed to raise the visibility of client companies as well as to build and sustain investor support.

“We are very excited about WQN’s business prospects and feel that our experience and expertise will help them reach a broader investment audience,” commented Leanne Sievers, Executive Vice President of Investor Relations at Shelton. “As the company continues developing its VoIP products, our efforts will be focused on building a base of awareness of the company’s prospects to the investment community. We believe their model of providing VoIP products through traditional Internet sales channels, worldwide distributors, and their newest sales channel — an India-based call center — will provide value to end customers and drive growth in investor interest. A paradigm shift is taking place within the telecommunications industry, and Shelton is pleased to be involved with WQN at this exciting stage of product development and corporate growth.”

B. Michael Adler, Founder and Chief Executive Officer of WQN, stated, “We are confident in Shelton’s ability to help WQN develop a broad following among key investment community audiences. Having them on our team will help build investor awareness and shareholder value as we continue our product rollouts and sales channel expansion. As we enter this next stage of growth, we believe it is critical to invest in a proactive IR program to help broaden our outreach to existing shareholders and new investors alike.”

About WQN, Inc.

WQN, Inc. (Nasdaq: WQNI) is a Voice Over Internet Protocol (VoIP) telephony company providing international long distance services. WQN’s customers utilize the company’s enhanced VoIP services platform to make and receive calls using their home phone, business phone, personal computer and mobile phone. The Company is headquartered in Dallas, Texas and has offices in Los Angeles, California, and New Delhi, India. For more information about WQN Inc., please visit the company’s Web site at http://www.wqn.com.

About Shelton

Shelton is an integrated communications firm providing customized programs for the strategic delivery of public relations (PR), investor relations (IR), marketing and creative design services to public and private companies in the high-technology sector. Founded in 1994 with a technology focus, Shelton offers a team of professionals with extensive deep-tech knowledge and expertise in emerging growth areas, including semiconductors, telecommunications, intellectual property and enterprise software. Through a dedication to value-added service and a national network of key strategic relationships, Shelton has built a trusted reputation with the media, industry experts and the financial industry that produces results for emerging and established technology companies. More information about the firm is available online at http://www.sheltongroup.com.